UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2017
ANNUAL MEETING
& INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 17, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Georgia Power Company will be held on May 17, 2017 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 10 members of the board of directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 3, 2017 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-7455.

The Information Statement and the 2016 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2016 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017.

This Information Statement and the 2017 Annual Report also are available to you at www.georgiapower.com/about-us/facts-and-financials/home.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Meredith M. Lackey
Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

Atlanta, Georgia
April 13, 2017

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2017 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 17, 2017 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374. This Information Statement is initially being provided to shareholders on or about April 13, 2017. The Information Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2016 (2016 Annual Report) are also available on the internet at www.georgiapower.com/about-us/facts-and-financials/home.

At the meeting, the shareholders will vote to elect 10 members to the board of directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock and Class A preferred stock on the record date of April 3, 2017 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. In addition, the Company has outstanding shares of preference stock, the holders of which are not entitled to vote in the election of directors.

With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company's charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2018 Annual Meeting, shareholder proposals must be received by the Company no later than February 12, 2018.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 10 directors is to be elected at the 2017 Annual Meeting of Shareholders, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's board. The ages of the directors shown below are as of December 31, 2016.

W. Paul Bowers - Director since 2010
Mr. Bowers, 60, is chairman, president, and chief executive officer of the Company, which is the largest subsidiary of Southern Company. Prior to assuming his current position, Mr. Bowers served as the chief operating officer of the Company from August 2010 to December 2010. He serves on the boards of Nuclear Electric Insurance Limited and Aflac Incorporated, and he serves on the University System of Georgia Board of Regents. He is chair of the Children's Healthcare of Atlanta Foundation and is also a member of the Federal Reserve Bank of Atlanta's energy policy council and a trustee for the Woodruff Arts Center. Mr. Bowers' knowledge of the Company's business and industry, including the regulatory structure, and his operational and financial expertise, make him uniquely qualified to serve on the board.

Shantella E. Cooper - Director since 2017
Ms. Cooper, 49, is the chief transformation officer for WestRock Company (corrugated package company) in Norcross, Georgia, where she is responsible for leading the company's efforts to develop the processes and capabilities needed for growth. Prior to assuming her current position in February 2016, Ms. Cooper served as the vice president and general manager of Lockheed Martin Aeronautics Company since January 2011. Ms. Cooper is a member of the Atlanta Rotary Club and serves on numerous boards, including the executive board of the Metro Atlanta Chamber, the board of councilors for the Carter Center, the board of trustees of both Emory University and the Woodruff Arts Center, the State Board of the Technical College System of Georgia, and the board of the Georgia Partnership for Excellence in Education. Ms. Cooper's experience in business and community affairs are valuable to the board.

Lawrence L. Gellerstedt, III - Director since 2017
Mr. Gellerstedt, 61, is the president and chief executive officer of Cousins Properties Incorporated (real estate investment trust) in Atlanta, Georgia. He has served in this role since July 2009. Mr. Gellerstedt serves on the advisory council of SunTrust Bank's Atlanta division, is chairman of the Georgia Research Alliance and the Jesse Parker Williams Foundation, and serves as director of the Atlanta Committee for Progress and the Robert W. Woodruff Foundation. Mr. Gellerstedt's entrepreneurial and business-building skills are valuable to the board.

Stephen S. Green - Director since 2008
Mr. Green, 68, is president and chief executive officer of Stephen Green Properties, Inc. (a commercial real estate investment company), in Savannah, Georgia. He has served as president and chief executive officer of Stephen Green Properties, Inc. since he founded the company in 1987. Mr. Green served as president and chief executive officer of the Morris Manning Martin Green Consulting Group, LLC from its formation in March 2012 until it was dissolved in 2015. Mr. Green is a director and chairman of FCB Financial Corp. as well as a director and vice chairman of First Chatham Bank, serving on the Executive Committee. He is on the board of trustees of the Georgia Conservancy and is also the chairman of the Savannah Economic Authority and of the Savannah/Hilton Head Airport Commission. Mr. Green's real estate investment and development experience and his knowledge of business and civic activities in Georgia's coastal area bring important insights to the board.

Douglas J. Hertz - Director since 2017
Mr. Hertz, 64, is the president and chief executive officer of United Distributors, Inc. (beverage distribution industry) in Smyrna, Georgia. He has served in this role since 1984. Mr. Hertz is the Chairman of Camp Twin Lakes, a camping facility for children with serious illnesses, disabilities, and other challenges that he founded in 1989. He serves as chairman of the board of the Georgia Research Alliance and the Woodruff Arts Center. He also serves on the boards of Atlantic Capital Bank, Metro Atlanta Chamber, and Narrative Content Group. Mr. Hertz's leadership skills make him a valuable member of the board.

Kessel D. Stelling, Jr. - Director since 2016
Mr. Stelling, 60, is the chairman, chief executive officer, and president of Synovus Financial Corporation in Columbus, Georgia. Mr. Stelling has served as chairman of Synovus Financial Corporation since January 2012 and chief executive officer and president since 2010. He serves on the board and is the immediate past chairman of the University System of Georgia Board of Regents and serves on the boards of Realizing Educational Achievement Can Happen (REACH) Foundation, Inc. and the Georgia Chamber of Commerce. He also serves as treasurer and is a member of the executive committee for the Financial Services Roundtable. Mr. Stelling's wealth of experience in the areas of banking and financial management services is valuable to the board.

Jimmy C. Tallent - Director since 2007
Mr. Tallent, 64, is chairman and chief executive officer of United Community Banks, Inc. (UCBI) in Blairsville, Georgia, and UCBI's wholly-owned subsidiary, United Community Bank. Mr. Tallent has served as chief executive officer of UCBI from the time it was formed in 1988 and as chief executive officer of United Community Bank since 1984. He has served as chairman of both UCBI and United Community Bank since February 2015. Mr. Tallent also served as president of UCBI from 1988 until February 2015 and as president of United Community Bank from 1984 until February 2015. UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee. Mr. Tallent serves on the board of trustees of Young Harris College and the boards of directors of the Georgia Cities Foundation and the Georgia Chamber of Commerce. Mr. Tallent's strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Charles K. Tarbutton - Director since 2010
Mr. Tarbutton, 50, serves as the treasurer and as a director of B-H Transfer Co. (a motor carrier serving industrial and retail customers throughout the southeastern United States) in Sandersville, Georgia. Prior to assuming his current position in September 2015, Mr. Tarbutton served as the assistant vice president of the Sandersville Railroad Company in Sandersville, Georgia from 1988 until 2015. Mr. Tarbutton serves as president and a director of Katahdin Management Company, the general partner of a real estate and investment partnership. Mr. Tarbutton currently serves on the boards of the Georgia Ports Authority and the Brentwood School. Mr. Tarbutton's financial background, leadership experience, and involvement in the industrial community enable him to provide valuable insights to the board.

Beverly Daniel Tatum - Director since 2008
Dr. Tatum, 62, is president emerita of Spelman College, in Atlanta, Georgia, and is a renowned scholar, teacher, clinical psychologist, and race relations expert. She previously served as president of Spelman College from 2002 to 2015. Dr. Tatum serves as a trustee of Teach for America and Smith College. She also serves on the boards of Educational Testing Service, the Woodruff Arts Center, the Westside Future Fund, and Achieve Atlanta. Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

Clyde C. Tuggle - Director since 2013
Mr. Tuggle, 55, serves as senior vice president and chief public affairs and communications officer of The Coca-Cola Company (Coca-Cola), in Atlanta, Georgia, a position he has held since 2009. He is a director of Oxford Industries, Inc. where he serves as a member of the Audit Committee. Mr. Tuggle is a trustee of the Georgia Research Alliance and serves on the boards of the Coca-Cola Scholars Foundation and CasaColumbia. Mr. Tuggle's experience in corporate communications and global public affairs issues make him a valuable member of the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Ms. Cooper, Mr. Gellerstedt, and Mr. Hertz were identified jointly by members of the Board and management.

Vote Required

A plurality of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

RETIRING DIRECTORS

Mr. Robert L. Brown, Jr., who has served as a director of the Company since 2003, is retiring from the board effective May 17, 2017. Mr. Brown most recently served on the Executive Committee and as the chairman of the Safety and Nuclear Committee. Mr. Brown is president and chief executive officer of R. L. Brown & Associates, Inc., an architectural, planning, and construction management company in Decatur, Georgia. Ms. Anna R. Cablik and Mr. Richard W. Ussery, who have each served as a director of the Company since 2001, are also retiring from the board effective May 17, 2017. Ms. Cablik most recently served on the Executive Committee and as the chairman of the Controls and Compliance Committee. Ms. Cablik is president of Anatek, Inc., a metal contractor in Marietta, Georgia, and Anasteel & Supply Company, LLC, a supplier of fabricated concrete reinforcing steel in Ellenwood, Georgia. Mr. Ussery most recently served on the Executive Committee and as the chairman of the Compensation Committee and the Finance Committee. Mr. Ussery is a director and the retired chairman of the board and chief executive officer of Total System Services, Inc., a credit card processing company in Columbus, Georgia.

The board is extremely grateful for their guidance and contributions to the Company.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 10 members. The current nominees for election as directors consist of nine non-employee directors and Mr. Bowers, the chairman, president, and chief executive officer of the Company. Ms. Cablik, Mr. Brown, and Mr. Ussery are retiring from the Board effective May 17, 2017.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. Effective October 1, 2016, the director compensation program for non-employee directors is as follows:

Annual cash retainer:

•	$84,000 retainer paid in quarterly amounts of $21,000

•	Additional $8,000 retainer paid in quarterly amounts of $2,000 if serving as chair of a standing board committee

Annual stock retainer:

•	$66,000 in Southern Company common stock (Common Stock) units paid in quarterly grants of $16,500

Timing of retainer payments:

•	Previously, the directors were paid quarterly installments in arrears.

•	Starting in October 2016, the directors are paid quarterly installments in advance.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the director, all or a portion of the director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Georgia Power Company, as amended and restated effective February 18, 2015 (Director Deferred Compensation Plan), until membership on the board ends. Deferred compensation may be invested as follows, at the director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the board, or

•	at the prime interest rate which is paid in cash upon leaving the board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee directors during 2016, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive non-equity incentive plan compensation or stock option awards, and there is no pension plan for non-employee directors.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)
Robert L. Brown, Jr.	75,000	51,000	0	126,000
Anna R. Cablik	75,000	51,000	0	126,000
Stephen S. Green	65,000	51,000	658	116,658
Kessel D. Stelling, Jr.	54,000	42,375	0	96,375
Jimmy C. Tallent	65,000	51,000	0	116,000
Charles K. Tarbutton	65,000	51,000	0	116,000
Beverly Daniel Tatum	65,000	51,000	0	116,000
D. Gary Thompson (5)	27,830	21,821	0	49,651
Clyde C. Tuggle	65,000	51,000	0	116,000
Richard W. Ussery	75,000	51,000	0	126,000

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of imputed income associated with group life insurance.
(4)
Because the timing of payments was changed from receiving quarterly installments in arrears to receiving quarterly installments in advance, two quarterly payments were received in the fourth quarter of 2016.

(5)	Mr. Thompson retired from the board on May 18, 2016.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is most suitable for the Company because Mr. Bowers is the director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee directors and management have different perspectives and roles in strategy development. The chief executive officer brings Company-specific experience and expertise, while the Company's non-employee directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board meeting. The chair of the Safety and Nuclear Committee currently presides over these executive sessions. Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Dr. Tatum, Chair; Ms. Cablik,* Ms. Cooper, and Mr. Green

•	Met four times in 2016

•	Oversees the Company's internal controls and compliance matters
*Ms. Cablik will serve on the Controls and Compliance Committee until her retirement from the board on May 17, 2017.

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company's system of internal control, compliance, ethics, employee concerns programs, and diversity and inclusion initiatives. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Ussery,* Chair; Mr. Tarbutton, and Mr. Tallent

•	Met three times in 2016

•	Oversees the administration of the directors' compensation arrangements and reviews the compensation of officers reporting to the chairman, president, and chief executive officer
*Mr. Ussery will serve as Chair of the Compensation Committee until his retirement from the board on May 17, 2017.

The Company's Compensation Committee reviews and provides input to Southern Company's chairman, president, and chief executive officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's chairman, president, and chief executive officer and provides input to the Company's chairman, president, and chief executive officer regarding the compensation of the Company's other executive officers. The Company's Compensation Committee also makes recommendations regarding the fees paid to members of the Company's board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2016, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Bowers, Chair; Mr. Tallent, Mr. Tarbutton, Dr. Tatum, and Mr. Ussery*

•	Met six times in 2016

•	Acts in place of full board on matters that require board action between scheduled meetings of the board to the extent permitted by law and within certain limits set by the board

*Mr. Ussery will serve on the Executive Committee until his retirement from the board on May 17, 2017.

Finance Committee:

•	Members are Mr. Tallent, Chair; Mr. Hertz, Mr. Tuggle, and Mr. Ussery*

•	Met five times in 2016

•	Reviews the Company's financial and fiscal affairs and takes actions on behalf of the board to the extent permitted by law and within certain limits set by the board
*Mr. Ussery will serve on the Finance Committee until his retirement from the board on May 17, 2017.

Safety and Nuclear Committee:

•	Members are Mr. Tarbutton, Chair; Mr. Brown,* Mr. Gellerstedt, and Mr. Stelling

•	Met four times in 2016

•	Reviews safety performance and nuclear activities

•
Chairman serves on the Southern Nuclear Operating Company, Inc. (Southern Nuclear) Nuclear Oversight Committee as a representative of the board for which he received meeting fees from the Company until meeting fees were discontinued in October 2016

*Mr. Brown will serve on the Safety and Nuclear Committee until his retirement from the board on May 17, 2017.

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full board periodically. In addition, the board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.

DIRECTOR ATTENDANCE

The board of directors met six times in 2016. Average director attendance at all applicable board and committee meetings was 98%. No nominee attended less than 75% of applicable meetings during 2016.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company's chairman, president, and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company's chairman, president, and chief executive officer also provides input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's board of directors as a whole, the non-employee directors, or specified directors may contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., BIN 10090, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's Class A preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company's directors attended the Company's 2016 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the board of directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2016 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017. At the 2017 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2016:

John D. Johns, Chair
Juanita Powell Baranco
Jon A. Boscia
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2016 and 2015.

	2016	2015
	(in thousands)
Audit Fees (1)	$3,154	$3,348
Audit-Related Fees (2)	30	16
Tax Fees	—	—
All Other Fees (3)	15	23
Total	$3,199	$3,387

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in 2016 and 2015.
(3)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2016 and 2015 and subscription fees for Deloitte & Touche's technical accounting research tool in 2016 and 2015.

In 2002, the Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by the Company's principal independent registered public accounting firm. All services included in the chart above were pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2017 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., BIN 10090, Atlanta, Georgia 30308 that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the board of directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's chief executive officer and chief financial officer in 2016, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

W. Paul Bowers	Chairman, President, and Chief Executive Officer
W. Ron Hinson	Executive Vice President, Chief Financial Officer, and Treasurer
W. Craig Barrs	Executive Vice President
Christopher P. Cummiskey	Executive Vice President
Theodore J. McCullough	Senior Vice President and Senior Production Officer of the Company and Senior Vice President of Southern Company Services

In addition, this section also describes the compensation of the Company's former executive vice president, Joseph A. Miller, and former senior vice president and senior production officer, Mr. John L. Pemberton. Mr. Miller became president and chief executive officer of Southern Power Company (Southern Power), effective March 7, 2016. Effective July 30, 2016, Mr. Pemberton became senior vice president, chief administrative officer, and general counsel of Southern Power. Prior to becoming senior vice president and senior production officer of the Company, Mr. McCullough was senior vice president of Southern Company Services, Inc. (Southern Company Services), a position he continues to hold in addition to his role at the Company. Collectively, these officers are referred to as the named executive officers.

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2016.

	Salary(1) ($)	% of Total	Annual Cash Incentive Award(2) ($)	% of Total	Long-Term Equity Incentive Award(3) ($)	% of Total
W. P. Bowers	834,547	20%	1,133,448	26%	2,308,212	54%
W. R. Hinson	381,231	39%	316,323	33%	268,372	28%
W. C. Barrs	364,056	40%	303,889	33%	252,321	27%
C. P. Cummiskey	320,235	39%	288,750	35%	215,806	26%
T. J. McCullough	329,350	39%	276,587	33%	231,811	28%
J. A. Miller	592,941	26%	730,639	31%	985,774	43%
J. L. Pemberton	347,230	39%	299,904	34%	244,860	27%

(1) Salary is the actual amount paid in 2016.
(2) Annual Cash Incentive Award is the actual amount earned in 2016 under the Performance Pay Program based on achievement of annual performance goals.
(3) Long-Term Equity Incentive Award reflects the target value of the performance shares granted in 2016 under the Performance Share Program.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the annual cash incentive award program (Performance Pay Program).

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS, and equity-weighted return on equity (ROE) over a three-year period lead to higher or lower payouts under the long-term equity incentive award program (Performance Share Program).

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers over 7,700 employees of the Company, while performance shares were granted to over 660 employees of the Company in 2016. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2016, as adjusted and further described in this CD&A, are shown below:

Financial:	173% of Target	Operational:	152% of Target	EPS:	171% of Target

Southern Company's annualized TSR has been:

1-Year:	9.9%	3-Year:	11.2%	5-Year:	5.9%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay is tied to Southern Company's TSR performance, cumulative EPS, and equity-weighted ROE.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the chairman, president, and chief executive officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and directors of Southern Company, including the Company's chief executive officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from the Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective chief executive officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2016 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (93% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's chief executive officer, while the Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for the Company's chief executive officer are developed from the Willis Towers Watson Energy Services Survey focusing on regulated utilities with revenues above $6 billion, listed below. The market-based compensation levels for the other named executive officers of the Company are developed from a size-appropriate energy services executive compensation survey database comprised of several general industry and utility national surveys. For 2016 compensation, these levels were market tested using the Willis Towers Watson 2016 CDB Energy Services Executive Compensation Survey Report. The survey participants, listed below, are utilities with revenues of $1 billion or more.

Market data for the chief executive officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the annual cash incentive award at target performance level, and the long-term equity incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the annual cash incentive award, or the long-term equity incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2016 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

Chief Executive Officer Compensation Peer Group

American Electric Power Company, Inc.	Duke Energy Corporation	NRG Energy, Inc.
Ameren Corporation	Edison International	PG&E Corporation
Berkshire Hathaway Energy Company	Energy Transfer Partners, L.P.	PPL Corporation
Calpine Corporation	Entergy Corporation	Public Service Enterprise Group, Inc.
CenterPoint Energy, Inc.	Exelon Corporation	Sempra Energy
CMS Energy Corporation	FirstEnergy Corp.	Tennessee Valley Authority
Consolidated Edison, Inc.	Kinder Morgan, Inc.	The AES Corporation
Direct Energy	Monroe Energy LLC	The Williams Companies
Dominion Resources, Inc.	NextEra Energy, Inc.	UGI Corporation
DTE Energy Company	NiSource Inc.	Xcel Energy

Other Named Executive Officer Peer Group (non-Chief Executive Officer)

AGL Resources Inc.	Exelon Corporation	PNM Resources Inc.
Allete, Inc.	FirstEnergy Corp.	Portland General Electric Company
Alliant Energy Corporation	First Solar Inc.	PPL Corporation
Ameren Corporation	GE Energy	Public Service Enterprise Group Inc.
American Electric Power Company, Inc.	GE Oil & Gas	Puget Sound Energy, Inc.
American Water Works Company, Inc.	Genesis Energy	Questar Corporation
Areva Inc.	Idaho Power Company	Sacramento Municipal Utility District
Atmos Energy Corporation	ITC Holdings	Salt River Project
Avista Corporation	JEA	SCANA Corporation
Black Hills Corporation	Kinder Morgan Energy Partners, L.P.	ShawCor Ltd.
Boardwalk Pipeline Partners, L.P.	LG&E and KU Energy LLC	Sempra Energy
Bonneville Power Administration	Lower Colorado River Authority	Southwest Gas Corporation
Calpine Corporation	MDU Resources Group, Inc.	Spectra Energy Corp.
CenterPoint Energy, Inc.	Monroe Energy	Talen Energy
Cleco Corporation	National Grid USA	TECO Energy, Inc.
CMS Energy Corporation	New York Power Authority	Tennessee Valley Authority
Covanta Corporation	NextEra Energy, Inc.	The AES Corporation
CPS Energy	NorthWestern Corporation	The Williams Companies, Inc.
Direct Energy	NOVA Chemicals Corporation	TransCanada Corporation
Dominion Resources, Inc.	NRG Energy, Inc.	Tri-State Generation & Transmission Association, Inc.
DTE Energy Company	OGE Energy Corp.
Duke Energy Corporation	Oglethorpe Power Corporation	UGI Corporation
Edison International	Old Dominion Electric	UIL Holdings
Enable Midstream Partners	Omaha Public Power District	UNS Energy Corporation
Energy Future Holdings Corp.	Oncor Electric Delivery Company LLC	Vectren Corporation
Energy Transfer Partners, L.P.	ONE Gas, Inc.	Westar Energy, Inc.
EnLink Midstream	ONEOK, Inc.	WEC Energy Group, Inc.
Entergy Corporation	Pacific Gas & Electric Company	Xcel Energy Inc.
EQT Corporation	Pinnacle West Capital Corporation

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2016 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation

◦	Performance Share Program

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors of Southern Company.

The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and rewards performance.

2016 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2016.

With the exception of Southern Company executive officers, including Mr. Bowers, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by the Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February, and changes are made effective March 1. The 2016 base salary levels for the named executive officers other than the chief executive officer were set within the applicable position level salary range and were approved by the Company's chief executive officer. Mr. Bowers' base salary was recommended by the chief executive officer of Southern Company and approved by the Compensation Committee.

	March 1, 2015 Base Salary ($)	March 1, 2016 Base Salary ($)
W. P. Bowers	814,895	839,342
W. R. Hinson	372,254	383,421
W. C. Barrs	337,777	360,500
C. P. Cummiskey	226,592	308,346
T. J. McCullough	321,595	331,243
J. A. Miller	574,470	597,448
J. L. Pemberton	336,929	349,744

In 2016, Mr. Barrs and Mr. Cummiskey received mid-year salary increases pursuant to the Southern Company Club Dues Guidelines (Guidelines). The Guidelines detail the Southern Company system's treatment of expenses and dues related to business dining clubs and country clubs. Mr. Barrs' salary was increased to $368,350, and Mr. Cummiskey's salary was increased to $323,763. Additionally, Mr. Cummiskey's salary was later increased to $350,000 after an internal review in order to better align his compensation with his peers.

2016 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2016.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short- and long-term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2016, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company relative TSR performance against a group of peer companies;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

2016 Annual Performance-Based Pay Program

                                                   Annual Performance Pay Program Highlights

• Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement
▪ EPS: earned at 171% of target
▪ Net Income: earned at 173% of target
▪ Operations: earned at 152% of target
•  2016 Payout: exceeded target performance
▪ Chief executive officer payout at 169% of target
▪ Average of the other named executive officers' payouts at 169% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional electric operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole or for Southern Nuclear. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts. Payment for Southern Nuclear is based on the net income achievement of Alabama Power Company (Alabama Power) (50%) and the Company (50%).

•	Business Unit Operational Goals: Varies by business unit
For Southern Company's traditional electric operating companies, including the Company, operational goals are customer satisfaction, safety, culture, plant availability, transmission and distribution system reliability, and major projects (Mississippi Power Company (Mississippi Power) and the Company). For Southern Nuclear, operational goals are safety, plant operations, and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals for the Chief Executive Officer
The Performance Pay Program incorporates individual goals for all executive officers of Southern Company, including Mr. Bowers. The chief executive officer of Southern Company reviews the individual performance of Mr. Bowers and recommends the payout level for approval by the Compensation Committee. The individual goals account for 10% of Mr. Bowers' Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional electric operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at the Company's Plant Vogtle (Plant Vogtle Units 3 and 4) and Mississippi Power's construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC), as well as excellence in transition to operations and prudent decision-making related to these two major projects. A combination of subjective and objective measures is considered in assessing the degree of achievement. Annual goals are established that are designed to achieve long-term project completion with a focus on validating technology and providing clean, reliable operation. An executive review committee is in place for each project to assess progress. Final assessments for each project are approved by either Southern Company's chief executive officer or Southern Company's chief operating officer and confirmed by the Nuclear/Operations Committee of Southern Company.

Strategic projects enable the Southern Company system to expand capacity to provide clean, safe, reliable, and affordable energy to customers across the region. Long-term projects are accomplished through achievement of annual goals over the life cycle of the project.

Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
For the traditional electric operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals (Mr. Bowers only)	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. The ranges for the business unit and Southern Power net income goals and the Southern Company EPS goal for 2016 are shown below. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Level of Performance	Alabama Power Net Income ($, in millions)	Georgia Power Net Income ($, in millions)	Gulf Power Net Income ($, in millions)	Mississippi Power Net Income ($, in millions)	Southern Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	836.0	1,384.0	132.4	184.0	349.0	2.96
Target	774.0	1,290.0	118.8	157.0	220.0	2.82
Threshold	713.0	1,126.0	105.1	130.0	160.0	2.68

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Miller, Mr. McCullough, and Mr. Pemberton, all of the named executive officers are paid based on the Company's net income and operational performance.

In 2016, Mr. Miller was an executive officer of the Company, Southern Nuclear, and Southern Power. Mr. Miller is paid based on the financial and operational goals of Southern Nuclear and Southern Power. Mr. Miller's payout is prorated based on the amount of time he was employed in each position.

Southern Company Generation officers, including Mr. McCullough, are paid based on the goal achievement of the traditional electric operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional electric operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results. Additionally, since he serves as an officer of Southern Company Services, Mr. McCullough is also paid based on Southern Company Services' financial and operational goals. His payout is prorated based on the amount of time he was in each position.

As a former officer of Southern Company Generation, Mr. Pemberton is also paid in part based on the financial and operational goals of Southern Company Generation in addition to the financial and operational goals of Southern Power. His payout is prorated based on the amount of time he was in each position.

Actual 2016 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Bowers, Hinson, Barrs, Cummiskey, McCullough, and Pemberton)

Goal	Achievement
Customer Satisfaction	Near maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Availability	Maximum
Culture	Above target
Reliability	Above target
Total Company Operational Goal Performance Factor	152%

Southern Company Generation (Mr. McCullough and Mr. Pemberton)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Major Projects - Kemper IGCC annual objectives	Target
Availability	Significantly above target
Reliability	Above target
Culture	Above target
Total Southern Company Generation Operational Goal Performance Factor	152%

Southern Nuclear (Mr. Miller)

Goal	Achievement
Nuclear Safety	Near maximum
Nuclear Reliability	Above target
Vogtle Units 3 and 4 annual objectives	Above target
Culture	Above target
Total Southern Nuclear Operational Goal Performance Factor	139%

Southern Power (Mr. Miller and Mr. Pemberton)

Goal	Achievement
Safety	Maximum
Availability	Significantly above target
Culture	Above target
Total Southern Power Operational Goal Performance Factor	175%

Southern Company Services (Mr. McCullough)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Below target
Major Projects - Plant Vogtle Units 3 and 4 annual objectives	Above target
Major Projects - Kemper IGCC annual objectives	Target
Availability	Significantly above target
Reliability	Near maximum
Culture	Above target
Total Southern Company Services Operational Goal Performance Factor	146%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)*	$1,332.89	173
Alabama Power Net Income (in millions)*	$821.74	177
Average Company and Alabama Power Net Income (in millions)*	$1,077.32	175
Corporate Net Income Result*	Equity-Weighted Average	179
Southern Power Net Income (in millions)*	$338.63	192
EPS (from ongoing business activities)*	$2.89	171
*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.

•
EPS: Southern Company's adjusted EPS result was $2.89, exceeding the $2.82 target. The adjusted EPS result excludes the impact of charges related to the Kemper IGCC, equity return related to the Kemper IGCC schedule extension, and earnings, acquisition costs, integration costs, and financing costs related to Southern Company Gas, PowerSecure, Inc., and Southern Natural Gas. This is consistent with the earnings results publicly communicated to investors.

•
Net Income: The Company's adjusted net income result was $1,332.89 million, exceeding the $1,290 million target, and Southern Power's adjusted net income result was $338.63 million, exceeding the $220.0 million target. The adjusted results exclude the impact of integration costs.

A total performance factor for the named executive officers is determined by adding the applicable business unit financial and operational goal performance results and the EPS result and dividing by three, except for Mr. Bowers. For Mr. Bowers, the business unit financial and operational goal performance results and the EPS result are worth 30% each of the total performance factor, while his individual performance goal result is worth the remaining 10%. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer.

	Southern Company EPS Result (%)	Business Unit Financial Goal Result (%)	Business Unit Operational Goal Result (%)	Individual Goal Result (%)	Total Performance Factor (%)
W. P. Bowers	171	173	152	200	169
W. R. Hinson	171	173	152	N/A	165
W. C. Barrs	171	173	152	N/A	165
C. P. Cummiskey	171	173	152	N/A	165
T. J. McCullough (1)	171	179/175	146/152	N/A	165/166
J. A. Miller (1)	171	175/192	139/175	N/A	162/179
J. L. Pemberton (1)	171	175/192	152/175	N/A	166/179

(1) As previously described, Mr. McCullough, Mr. Miller, and Mr. Pemberton were employed at different companies within the Southern Company system during 2016. Under the terms of the Performance Pay Program, their Performance Pay Program results were prorated based on the time served at each company.

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
W. P. Bowers	80	671,474	169	1,133,448
W. R. Hinson	50	191,711	165	316,323
W. C. Barrs	50	184,175	165	303,889
C. P. Cummiskey	50	175,000	165	288,750
T. J. McCullough	50	165,621	165/166	276,587
J. A. Miller	70	418,214	162/179	730,639
J. L. Pemberton	50	174,872	166/179	299,904

Long-Term Performance-Based Compensation

2016 Long-Term Pay Program Highlights

•
Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company stockholders.
•
Performance shares represent 100% of long-term target value
◦
TSR relative to industry peers (50%)
◦
Cumulative three-year EPS (25%)
◦
Equity-weighted ROE (25%)
•
Three-year performance period from 2016 through 2018
•
Performance results can range from 0% to 200% of target
•
Paid in Common Stock at the end of the performance period; accrued dividends only received if and when award is earned

2016 - 2018 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $45.19. For the portion of the grant attributable to the cumulative three-year EPS and equity-weighted ROE goals, the value per unit was $48.82. A target number of performance shares are granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The award includes three performance measures for the 2016 - 2018 performance period, as well as a credit quality threshold requirement.

Goal	What it Measures	Why it's Important
Relative TSR (50% weighting)	TSR relative to peer companies	Aligns employee pay with investor returns relative to peers
Cumulative EPS (25% weighting)	Cumulative EPS over the three-year performance period	Aligns employee pay with Southern Company's earnings growth
Equity-Weighted ROE (25% weighting)	Equity-weighted ROE of the traditional electric operating companies	Aligns employee pay with Southern Company's ability to maximize return on capital invested

The EPS and ROE goals are also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, the Company, or Alabama Power falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance (50% weighting)	Cumulative EPS Performance (25% weighting)	Equity-Weighted ROE Performance (25% weighting)	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	$9.37	6.1%	200%
Target	50th percentile	$8.85	4.9%	100%
Threshold	10th percentile	$8.34	4.5%	0%

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2016 - 2018 Performance Period

Alliant Energy Corporation	Duke Energy Corporation	Pinnacle West Capital Corporation
Ameren Corporation	Edison International	PPL Corporation
American Electric Power Company, Inc.	Entergy Corporation	SCANA Corporation
CMS Energy Corporation	Eversource Energy	Westar Energy Inc.
Consolidated Edison, Inc.	OGE Energy Corporation	WEC Energy Group, Inc.
DTE Energy Company	PG&E Corporation	Xcel Energy Inc.

The following table shows the grant date fair value and target number of the long-term equity incentive awards granted in 2016.

	Target Value (% of base salary)	Relative TSR (50%)		Cumulative EPS (25%)		Equity-Weighted ROE (25%)		Total Long-Term Grant
		Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)	Grant Date Fair Value ($)	Target Number of Shares (#)
W. P. Bowers	275	1,154,107	25,539	577,052	11,820	577,052	11,820	2,308,212	49,179
W. R. Hinson	70	134,214	2,970	67,079	1,374	67,079	1,374	268,372	5,718
W. C. Barrs	70	126,170	2,792	63,075	1,292	63,075	1,292	252,321	5,376
C. P. Cummiskey	70	107,914	2,388	53,946	1,105	53,946	1,105	215,806	4,598
T. J. McCullough	70	115,912	2,565	57,949	1,187	57,949	1,187	231,811	4,939
J. A. Miller	165	492,887	10,907	246,443	5,048	246,443	5,048	985,774	21,003
J. L. Pemberton	70	122,420	2,709	61,220	1,254	61,220	1,254	244,860	5,217

Other Details about the Program

Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Participants who become disabled or die during the performance period will receive a prorated number of performance shares based on the performance shares actually earned at the end of the three-year period. A participant who terminates employment, other than due to retirement, death, or disability, forfeits all unearned performance shares.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2014 Long-Term Incentive Compensation Grants

In 2014, 60% of the target value of the long-term incentive program was granted in the form of performance shares under the Performance Share Program. For the three-year performance period of 2014 - 2016, performance shares could be earned based on a relative TSR performance goal. The Southern Company three-year TSR performance relative to the custom peer group selected by the Compensation Committee was below the threshold performance level. As a result, no participants in the program, including the named executive officers, earned performance share awards for the 2014 - 2016 performance period.

TSR Performance Share Peer Group for 2014 - 2016 Performance Period

Alliant Energy Corporation	DTE Energy Company	Pinnacle West Capital Corporation
Ameren Corporation	Duke Energy Corporation	PPL Corporation
American Electric Power Company, Inc.	Edison International	SCANA Corporation
CMS Energy Corporation	Eversource Energy	WEC Energy Group, Inc.
Consolidated Edison, Inc.	PG&E Corporation	Xcel Energy Inc.

	Target Performance Shares Granted (#)	Grant Date Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
W. P. Bowers	28,943	1,086,520	0	0
W. R. Hinson	4,014	150,686	0	0
W. C. Barrs	3,660	137,396	0	0
C. P. Cummiskey	1,399	52,518	0	0
T. J. McCullough	3,226	121,104	0	0
J. A. Miller	11,009	413,278	0	0
J. L. Pemberton	3,564	133,793	0	0

In 2014, the remaining 40% of the target value of the long-term incentive program was granted in the form of stock options which vested one-third each year on the anniversary of the grant date. The 2014 stock option grants had an exercise price of $41.28 per share. The Common Stock closing stock price on December 30, 2016 was $49.19.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. Employees are vested after completing five years of vesting service. One year of vesting service is equivalent to working at least 1,000 hours in a one-year period. The Company also provides unfunded benefits to certain employees, including the named executive officers, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits prescribed for the Pension Plan under the Internal Revenue Code of 1986, as amended (Internal Revenue Code). See the Pension Benefits table and accompanying information for more pension-related benefits information.

Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits prescribed for 401(k) plans under the Internal Revenue Code.

The Company also provides the Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

The Company and its affiliates also provide supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with Mr. Pemberton. Prior to his employment with the Southern Company system, Mr. Pemberton provided valuable services to the Company and its affiliates through his work on energy industry regulatory matters. Mr. Pemberton's agreement provides retirement benefits as if he was employed an additional five years. The SRA provides a benefit which recognizes the expertise he brought to the Southern Company system and provides a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond. Mr. Pemberton is already vested in his benefits.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “good reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. For 2016, severance payment amounts were two times salary plus target Performance Pay Program opportunity for Mr. Bowers and one times salary plus

Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Southern Excellence Awards (SEAs)

Mr. Hinson, Mr. Barrs, Mr. Cummiskey, Mr. McCullough, and Mr. Pemberton received discretionary bonuses related to their performance in 2016. Mr. Hinson, Mr. Barrs, Mr. Cummiskey, and Mr. McCullough each received a $10,000 SEA in recognition of their superior efforts and leadership related to the achievement of strategic Company initiatives in 2016. Mr. Hinson and Mr. Cummiskey received SEAs in the amount of $25,000 and $75,000, respectively, for their leadership and efforts on regulatory matters related to Plant Vogtle Units 3 and 4. Mr. Cummiskey also received a $10,000 SEA in recognition of his significant contributions and participation in the integration efforts related to Southern Company Gas. Mr. Pemberton received an SEA in the amount of $25,000 for his superior efforts and leadership related to the achievement of long-term strategic initiatives for the Company.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2016 are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the chairman, president, and chief executive officer, except on certain relocation-related benefits.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements, which align the interests of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting Portion of Vested Stock Options
W. P. Bowers	3 Times	6 Times
W. R. Hinson	2 Times	4 Times
W. C. Barrs	2 Times	4 Times
C. P. Cummiskey	2 Times	4 Times
T. J. McCullough	2 Times	4 Times
J. A. Miller	3 Times	6 Times
J. L. Pemberton	2 Times	4 Times

Ownership arrangements counted toward the requirements include shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the DCP and the SBP. A portion of vested stock options may be counted, but in that case the ownership requirement is doubled.

Newly-elected and newly-promoted officers have approximately six years from the date of their election or promotion to meet the applicable ownership requirement. Compliance with the applicable ownership requirement is measured as of September 30 each year. All of the named executive officers are meeting their respective ownership requirements.

Clawback of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy provides that employees, officers, and outside directors will not trade Southern Company options on the options market and will not engage in short sales. In early 2016, Southern Company added a "no pledging" provision to the insider trading policy that prohibits pledging of Common Stock for all Southern Company directors and executive officers, including the Company's president and chief executive officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in the Company's 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in this Information Statement.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Donald M. James
Dale E. Klein
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2014, 2015, and 2016 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
W. Paul Bowers	2016	834,547	—	2,308,212	—	1,133,448	1,527,952	51,057	5,855,216
Chairman,	2015	809,595	—	1,874,305	—	910,865	642,042	50,827	4,287,634
President, and	2014	782,928	45	1,086,520	724,350	892,841	1,504,316	46,986	5,037,986
Chief Executive
Officer
W. Ron Hinson	2016	381,231	35,000	268,372	—	316,323	571,740	38,452	1,611,118
Executive Vice	2015	369,666	—	260,558	—	266,162	326,236	19,320	1,241,942
President, Chief	2014	356,466	45	150,686	100,463	301,390	607,750	18,604	1,535,404
Financial Officer,
and Treasurer
W. Craig Barrs	2016	364,056	10,000	252,321	—	303,889	482,054	27,962	1,440,282
Executive Vice	2015	343,254	—	236,443	—	250,250	212,440	22,286	1,064,673
President	2014	325,312	45	137,396	91,599	274,801	546,181	21,150	1,396,484

Christopher P.	2016	320,235	95,000	215,806	—	288,750	55,963	67,916	1,043,670
Cummiskey
Executive Vice
President
Theodore J.	2016	329,350	10,000	231,811	—	276,587	430,144	79,715	1,357,607
McCullough
Senior Vice
President and
Senior Production
Officer
Joseph A. Miller	2016	592,941	—	985,774	—	730,639	1,137,527	393,844	3,840,725
Former Executive	2015	569,966	—	947,939	—	595,151	615,974	39,565	2,768,595
Vice President,	2014	544,737	128,981	413,278	275,524	617,176	1,000,196	202,692	3,182,584
Current President
and Chief
Executive Officer (Southern Power)
John L.	2016	347,230	25,000	244,860	—	299,904	200,313	37,719	1,155,026
Pemberton	2015	334,890	—	235,878	—	247,563	55,238	24,109	897,678
Former Senior Vice	2014	323,058	45	133,793	89,214	274,112	235,544	180,145	1,235,911
President and Senior Production Officer
Current Senior Vice President and General Counsel (Southern Power)

Column (a)

Mr. Cummiskey and Mr. McCullough first became named executive officers in 2016.

Column (d)

The amounts in this column for 2016 represent the values of SEAs received by Mr. Hinson, Mr. Barrs, Mr. Cummiskey, Mr. McCullough, and Mr. Pemberton as described in the CD&A.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2016. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2016. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of Common Stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2018. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2016 to the named executive officers, assuming that the highest level of performance is achieved, is as follows: Mr. Bowers - $4,616,424; Mr. Hinson - $536,743; Mr. Barrs - $504,643; Mr. Cummiskey - $431,612; Mr. McCullough - $463,622; Mr. Miller - $1,971,548; and Mr. Pemberton - $489,721 (200% of the amount shown in the table). See Note 8 to the financial statements in the 2016 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

The Compensation Committee moved away from granting stock options as part of the long-term incentive program in 2015. No stock options were granted in 2015 or 2016. This column reports the aggregate grant date fair value of stock options granted in 2014.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2016 is for the one-year performance period that ended on December 31, 2016. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

The amounts reported for 2016 are itemized below.

	Relocation Benefits ($)	Other Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
W. P. Bowers	—	9,923	—	13,146	27,989	51,057
W. R. Hinson	—	517	18,492	13,515	5,928	38,452
W. C. Barrs	—	6,999	5,559	10,352	5,052	27,962
C. P. Cummiskey	—	3,266	48,319	13,515	2,817	67,916
T. J. McCullough	34,269	2,055	26,594	13,515	3,282	79,715
J. A. Miller	295,440	1,217	67,272	13,190	16,725	393,844
J. L. Pemberton	—	7,519	12,857	13,149	4,194	37,719

Description of Perquisites

Relocation Benefits. Relocation benefits are provided to cover the costs associated with geographic relocation. In 2016, Mr. McCullough received relocation-related benefits in the amount of $34,269 in connection with his relocation from Birmingham, Alabama to Atlanta, Georgia. Mr. Miller received relocation-related benefits in the amount of $295,440 in connection with his relocation from Atlanta, Georgia to Birmingham, Alabama. These amounts were for the shipment of household goods, incidental expenses related to the move, and home sale and home repurchase assistance. Also, as provided in the Company's relocation policy, tax assistance is provided on the taxable relocation benefits.

Other Perquisites includes financial planning, personal use of corporate aircraft, and other miscellaneous perquisites.

•
Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company provides an annual subsidy of up to a maximum amount of $8,200 to be used for financial planning, tax preparation fees, and estate planning. In the initial year, the maximum allowed amount is $13,200.

•
The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use associated with business travel is permitted for the chairman, president, and chief executive officer. Additionally, limited personal use related to relocation is permissible but must be approved. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included. The perquisite amount shown above for Mr. Bowers includes $491 for approved personal use of the corporate aircraft.

•
Other miscellaneous perquisites include the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2016

This table provides information on short-term and long-term incentive compensation awards made in 2016.

Name (a)	Grant Date (b)	Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (i)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. P.		6,715	671,474	1,342,948
Bowers	2/8/2016				492	49,179	98,358	2,308,212

W. R.		1,917	191,711	383,422
Hinson	2/8/2016				57	5,718	11,436	268,372

W. C.		1,842	184,175	368,350
Barrs	2/8/2016				54	5,376	10,752	252,321

C. P.		1,750	175,000	350,000
Cummiskey	2/8/2016				46	4,598	9,196	215,806

T. J.		1,656	165,621	331,242
McCullough	2/8/2016				49	4,939	9,878	231,811

J. A.		4,182	418,214	836,428
Miller	2/8/2016				210	21,003	42,006	244,860

J. L.		1,749	174,872	349,744
Pemberton	2/8/2016				52	5,217	10,434	244,860

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2016. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2016 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2016. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2016-2018 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Column (i)

This column reflects the aggregate grant date fair value of the performance shares granted in 2016. 50% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($45.19), while the other 50% is based on the closing price of the Common Stock on the grant date ($48.82). The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2016 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares) as of December 31, 2016.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
W. P. Bowers	70,680	0	36.42	2/19/2017
	85,151	0	35.78	2/18/2018
	90,942	0	31.39	2/16/2019
	233,477	0	31.17	2/15/2020
	164,377	0	37.97	2/14/2021
	197,412	0	44.42	2/13/2022
	235,604	0	44.06	2/11/2023
	219,500	109,750	41.28	2/10/2024
					43,722	2,150,685
					51,431	2,529,891
W. R. Hinson	26,526	0	44.42	2/13/2022
	31,658	0	44.06	2/11/2023
	0	15,222	41.28	2/10/2024
					6,078	298,977
					5,980	294,156
W. C. Barrs	25,769	0	44.42	2/13/2022
	30,456	0	44.06	2/11/2023
	0	13,879	41.28	2/10/2024
					5,516	271,332
					5,622	276,546
C. P.	3,064	0	44.06	2/11/2023
Cummiskey	0	5,307	41.28	2/10/2024
					2,114	103,988
					4,809	236,555
T. J.	24,470	12,235	41.28	2/10/2024
McCullough					5,252	258,346
					5,165	254,066
J. A. Miller	59,449	0	44.42	2/13/2022
	0	41,746	41.28	2/10/2024
					22,113	1,087,738
					21,965	1,080,458
J. L.	24,429	0	44.42	2/13/2022
Pemberton	29,663	0	44.06	2/11/2023
	27,035	13,517	41.28	2/10/2024
					5,502	270,643
					5,456	268,381

Columns (b), (c), (d), and (e)

Stock options were not granted in 2015 or 2016. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2007 through 2013 with expiration dates from 2017 through 2023 were fully vested as of December 31, 2016. Options granted in 2014 became fully vested on February 10, 2017 and expire on February 10, 2024.
Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability, five years following retirement, or, if earlier, on the original expiration date.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of each three-year performance period (January 1, 2015 through December 31, 2017 and January 1, 2016 through December 31, 2018). The number of shares reflected in column (f) also reflects the deemed reinvestments of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2014 through December 31, 2016 performance period vested on December 31, 2016. Due to Southern Company's TSR performance relative to the selected peer group, no performance shares were paid out to any participants, including the named executive officers.

The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 30, 2016 ($49.19). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

OPTION EXERCISES AND STOCK VESTED IN 2016

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. P. Bowers	—	—	—	—
W. R. Hinson	57,306	653,091	—	—
W. C. Barrs	27,757	297,555	—	—
C. P. Cummiskey	13,677	115,693	—	—
T. J. McCullough	35,839	331,719	—	—
J. A. Miller	154,580	1,368,303	—	—
J. L. Pemberton	30,440	448,737

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2016, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

While the performance shares granted for the January 1, 2014 through December 31, 2016 performance period vested on December 31, 2016, there were no shares paid out due to the level of performance relative to the selected peer group. No other stock awards vested in 2016 for the named executive officers.

PENSION BENEFITS AT 2016 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. P. Bowers	Pension Plan	36.67	1,606,550	0
	SBP-P	36.67	7,156,352	0
	SERP	36.67	2,384,572	0
W. R. Hinson	Pension Plan	36.67	1,653,457	0
	SBP-P	36.67	1,617,499	0
	SERP	36.67	796,321	0
W. C. Barrs	Pension Plan	34.92	1,469,827	0
	SBP-P	34.92	1,289,124	0
	SERP	34.92	622,199	0
C. P. Cummiskey	Pension Plan	2.17	45,457	0
	SBP-P	2.17	12,289	0
	SERP	2.17	28,588	0
T. J. McCullough	Pension Plan	28.75	962,401	0
	SBP-P	28.75	550,832	0
	SERP	28.75	438,163	0
J. A. Miller	Pension Plan	29.42	1,054,913	0
	SBP-P	29.42	2,572,327	0
	SERP	29.42	1,320,050	0
J. L. Pemberton	Pension Plan	12.25	332,984	0
	SBP-P	12.25	268,761	0
	SERP	12.25	149,921	0
	SRA	5.00	331,287	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2016 was $265,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2016, all of the named executive officers were retirement-eligible except Mr. Cummiskey and Mr. Pemberton.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2016, all of the named executive officers are vested in their Pension Plan benefits except Mr. Cummiskey. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

Prior to January 1, 2017, if a participant died while actively employed and was either age 50 or vested in the Pension Plan as of date of death, benefits would have been payable to a beneficiary. For deaths occurring on or after January 1, 2017, a participant must be vested in the Pension Plan as of the date of death. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service. The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Internal Revenue Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the installments the participant would have been paid upon retirement.

The SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new participants.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax-qualified. Information about the SRA with Mr. Pemberton is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.46% Pension Plan and 3.89% supplemental plans as of December 31, 2016,

•	Retirement date - Normal retirement age (65 for all named executive officers),

•	Mortality after normal retirement - Adjusted RP-2014 with generational projections,

•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,

•	Form of payment for Pension Benefits:

◦	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,

◦	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•Spouse ages - Wives two years younger than their husbands,

•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and

•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2016 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. P. Bowers	455,433	27,989	387,986	0	5,700,298
W. R. Hinson	0	5,928	36,259	0	973,532
W. C. Barrs	0	5,052	2434	0	31,936
C. P. Cummiskey	0	2,817	51	0	2,868
T. J. McCullough	46,631	3,282	23,895	0	303,540
J. A. Miller	0	16,725	74,328	0	1,956,153
J. L. Pemberton	37,134	4,194	5,595	0	142,276

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

DCP participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2016, the rate of return in the Stock Equivalent Account was 9.99%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2016 in the Prime Equivalent Account was 3.59%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2016. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2016 were the amounts that were earned as of December 31, 2015 but not payable until the first quarter of 2016. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2016 but not payable until early 2017. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Internal Revenue Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Internal Revenue Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2016 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2016 and Reported in Prior Years' Information Statements ($)	Total ($)
W. P. Bowers	1,697,029	149,972	1,847,001
W. R. Hinson	0	14,620	14,620
W. C. Barrs	0	8,732	8,732
C. P. Cummiskey	0	0	0
T. J. McCullough	0	0	0
J. A. Miller	909,482	56,046	965,528
J. L. Pemberton	15,591	5,665	21,256

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2016 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2016 and assumes that the price of Common Stock is the closing market price on December 30, 2016.

Description of Termination and Change-in-Control Events

Different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs are listed below. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events
At the Southern Company or Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive a Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits; relocation of over 50 miles; or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	No proration if retirement prior to end of performance period. Will receive full amount actually earned.	Forfeit.	Forfeit.	Death - prorated based on number of months employed during performance period. Disability - not affected. Will receive full amount actually earned.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP- P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
SRA	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2016.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2016 under the Pension Plan, the SBP-P, the SERP, and, for Mr. Pemberton, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2016 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2016 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Mr. Cummiskey and Mr. Pemberton, were retirement-eligible on December 31, 2016.

		Retirement ($)	Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	10,431	All plans treated as retiring	5,737
W. P. Bowers	SBP-P	866,279	All plans treated as retiring	866,279
	SERP	288,653	All plans treated as retiring	288,653
	Pension	10,755	All plans treated as retiring	5,727
W. R. Hinson	SBP-P	192,593	All plans treated as retiring	192,593
	SERP	94,817	All plans treated as retiring	94,817
	Pension	9,533	All plans treated as retiring	5,463
W. C. Barrs	SBP-P	158,913	All plans treated as retiring	158,913
	SERP	76,700	All plans treated as retiring	76,700
	Pension	0	0	0
C. P. Cummiskey	SBP-P	0	0	0
	SERP	0	0	0
	Pension	5,837	All plans treated as retiring	4,539
T. J. McCullough	SBP-P	70,866	All plans treated as retiring	70,866
	SERP	56,371	All plans treated as retiring	56,371
	Pension	6,600	All plans treated as retiring	4,629
J. A. Miller	SBP-P	331,107	All plans treated as retiring	331,107
	SERP	169,915	All plans treated as retiring	169,915
	Pension	N/A	1,378	2,065
J. L. Pemberton	SBP-P	N/A	338,440	35,493
	SERP	N/A	0	19,799
	SRA	N/A	334,713	43,751

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2016 following a change-in-control-related event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
W. P. Bowers	8,662,795	2,886,534	0	11,549,329
W. R. Hinson	1,925,930	948,166	0	2,874,096
W. C. Barrs	1,589,134	767,000	0	2,356,134
C. P. Cummiskey	0	0	0	0
T. J. McCullough	708,662	563,710	0	1,272,372
J. A. Miller	3,311,072	1,699,154	0	5,010,226
J. L. Pemberton	332,749	185,615	410,161	928,525

The pension benefit amounts in the tables above were calculated as of December 31, 2016 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.95% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2016 is the greater of target or actual performance. Because actual payouts for 2016 performance were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the actual amount paid as reported in the Summary Compensation Table.

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 30, 2016. The value of performance shares is calculated using the closing price of Common Stock on December 30, 2016.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
W. P. Bowers	109,750	95,153	1,406,893	95,153	19,150,039
W. R. Hinson	15,222	12,058	73,406	12,058	1,002,474
W. C. Barrs	13,879	11,138	70,104	11,138	936,818
C. P. Cummiskey	5,307	6,923	8,371	6,923	398,240
T. J. McCullough	12,235	10,417	36,705	10,417	802,749
J. A. Miller	41,746	44,078	101,195	44,078	2,781,979
J. L. Pemberton	13,517	10,958	94,644	10,958	1,128,488

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Mr. Cummiskey and Mr. Pemberton, were retirement-eligible as of December 31, 2016. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. For non-retirement-eligible employees, healthcare benefits would not become available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing up to a maximum of two years of healthcare insurance premiums for Mr. Cummiskey and Mr. Pemberton is approximately $41,750 each.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,200 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•
As of December 31, 2016, the severance payment was two times the base salary and target payout under the annual Performance Pay Program for Mr. Bowers and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

•
If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers under the change-in-control severance plan if they were terminated as of December 31, 2016 in connection with a change in control.

Severance Amount ($)
W. P. Bowers	3,021,631
W. R. Hinson	575,132
W. C. Barrs	552,525
C. P. Cummiskey	525,000
T. J. McCullough	496,864
J. A. Miller	1,015,662
J. L. Pemberton	524,615

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2016, none of Southern Company's or the Company's directors or executive officers served on the board of directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, and executive officers as of December 31, 2016. It is based on information furnished by the directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2016.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned (1)	Units (2)	60 Days (3)	Members (4)
W. Paul Bowers	1,473,733	—	1,406,893	—
Robert L. Brown	32,216	32,216	—	—
Anna R. Cablik	13,052	12,552	—	500
Shantella E. Cooper	—	—	—	—
Lawrence L. Gellerstedt, III	—	—	—	—
Stephen S. Green	7,074	—	—	—
Douglas J. Hertz	—	—	—	—
Kessel D. Stelling, Jr.	1,905	1,905	—	—
Jimmy C. Tallent	7,188	7,188	—	—
Charles K. Tarbutton	8,307	4,557	—	—
Beverly D. Tatum	6,186	6,101	—	—
Clyde C. Tuggle	3,078	—	—	—
Richard W. Ussery	38,959	—	32,500	—
W. Craig Barrs	91,942	—	70,104	—
W. Ron Hinson	86,355	—	73,406	—
Christopher P. Cummiskey	14,561	—	8,371	—
Theodore J. McCullough	64,597	—	36,705
Joseph A. Miller	137,236	—	101,195	—
John L. Pemberton	98,189	—	94,644	—
Directors, Nominees, and Executive Officers as a group (20 people)	2,084,578	64,519	1,823,818	500

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jimmy C. Tallent, a director of the Company, is chairman and chief executive officer of UCBI and chairman and chief executive officer of United Community Bank. United Community Bank furnished a number of regular banking services in the ordinary course of business to the Company during 2016. The Company intends to maintain normal banking relations with United Community Bank in the future.

In 2016, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $164,000. Ms. Anna R. Cablik, a director of the Company, is president of Anasteel & Supply Company, LLC and Anatek, Inc.

In 2016, the Company purchased land owned by Mr. Stephen S. Green, a director of the Company, located in Savannah, Georgia for approximately $1.1 million. The Company's land department receives appraisals and completes land surveys to determine the value of property purchased by the Company.

In 2016, Ms. Meredith M. Lackey, an executive officer of the Company, had total compensation of $623,526, as calculated in accordance with SEC rules and regulations.

In 2016, Ms. Alexia B. Borden, the daughter of Paul Bowers, an executive officer of the Company, was employed by Alabama Power as vice president with responsibility for Governmental Affairs. Prior to joining Alabama Power in March 2016, Ms. Borden was a partner in the Montgomery office of the law firm Balch & Bingham LLP (Balch). Southern Company, its subsidiaries, and its predecessors have had a long-standing relationship with Balch for almost 100 years. Balch performed services for the Company, but Ms. Borden did not perform any services for the Company in 2016. While a partner at Balch, Ms. Borden performed work on matters for Alabama Power, which represented less than 0.5% of the amounts paid by the Southern Company system to Balch for 2016. The amount of compensation paid to Ms. Borden by Balch for 2016 was under the reporting threshold.

The Company does not have a written policy pertaining solely to the approval or ratification of "related party transactions" and has a robust system for identifying potential related party transactions.

•
The Southern Company Audit Committee is responsible for overseeing the Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees and directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of Southern Company as a whole.

•
Southern Company also has a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for purchases of materials for $10,000 and above and for purchases of services for $25,000 and above or approval based on documented business needs for sole sourcing arrangements.

•
At least annually, each director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Southern Company or a subsidiary is involved and in which the executive officer, director, or a related party has a direct or indirect material interest.

•	Southern Company also conducts a review of financial systems to identify potential conflicts of interest and related party transactions.

The approval and ratification of any related party transactions would be subject to these written policies and procedures which include:

•	A determination of the need for the goods and services;

•	Preparation and evaluation of requests for proposals by the lead support organization;

•	The writing of contracts;

•	Controls and guidance regarding the evaluation of the proposals; and

•	Negotiation of contract terms and conditions.

As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount. In the ordinary course of the Southern Company system's business, electricity is provided to some directors and entities with which the directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.